UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  3 August 1995

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


           UTAH                 0-15512               87-0356708
       (State or other      (Commission File        (IRS Employer
       jurisdiction of           Number)            Identification
       incorporation)                                   Number)




                 4444 South 700 East
                 Suite #204
                 Salt Lake City, Utah                 84107-3075
      (Address of principal executive offices)        (Zip Code)



       Registrant's telephone number, including area code:  (801) 265-3300

  Former name or former address, if changed since last report:  Not applicable.


Item 5.  Press Release -- ALPNET ANNOUNCES SECOND QUARTER 1995 RESULTS

August 3, 1995 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), a worldwide supplier of language translation, software localization, and related services, today announced results for the quarter ended June 30, 1995. Total revenues for the quarter were $6.5 million with net income of $6,000 (less than $.001 per share) compared to revenues of $4.8 million and a net loss of $195,000 or $.013 per share for the second quarter of 1994. For the six months ended June 30, 1995, total revenues were $12.4 million with net income of $20,000 or $.001 per share compared to revenues of $9.1 million with a net loss of $671,000 or $.043 per share for the six months ended June 30, 1994.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report our fifth consecutive quarter of revenue growth representing a 35% increase over the revenues reported for the second quarter of 1994. For the six months ended June 30, 1995, revenues increased $3.3 million or 36% over the same period in 1994. The majority of this revenue growth is due to actual volume increases with only approximately one-fourth being attributable to the strength of foreign currencies in countries where the Company has operations -- as compared to the US dollar. Moreover, this revenue growth has occurred in the face of ongoing price competition in the market which continues to keep prices at historically low levels. The small net income for the second quarter and first six months of 1995 is primarily due to the effect of continuing price competition in the industry upon margins. Nevertheless, we are encouraged by these latest results and believe continued revenue growth will lead to increased profitability in the future, as more customers recognize the importance of ALPNET's linguistic quality and in-country translation in their foreign product offerings."

Mr. Seal also said, "One potentially positive development which could boost ALPNET's revenues in the last half of 1995 is the announced release by Microsoft of Windows 95 later this month. It is widely believed that this event will trigger significant new investments in localized software products by vendors anxious to market their products on the Windows 95 platform. We believe this will spur an increase in the need for translation services as these vendors look to exploit overseas markets. The Company continues to see expansion in the need for translation services to this important market segment as well as in the more traditional markets. While price competition in the marketplace is a factor in our ability to grow our business, we will continue to take advantage of our technology to provide the best quality, increase revenues, decrease costs and improve profitability."

ALPNET is a worldwide supplier of translation services, with 27 offices in 10 countries in Europe, North America, and Asia. ALPNET supplies its customers with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALPNET, Inc.
                                  (Registrant)






Date:   7 August 1995    \s\  Thomas F. Seal
                         Thomas F. Seal
                         President and Chief Executive Officer




Date:   7 August 1995    \s\  D. Kerry Stubbs
                         D. Kerry Stubbs
                         Chief Financial Officer